Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Sheree Aronson

VP, Investor Relations

(949) 481-0361

saronson@glaukos.com

Glaukos Corporation Announces Third Quarter 2017 Financial Results

San Clemente, CA – November 7, 2017  – Glaukos Corporation (NYSE: GKOS), an ophthalmic medical technology company focused on the development and commercialization of breakthrough products and procedures designed to transform the treatment of glaucoma, today announced financial results for the third quarter ended September 30,  2017.  Key highlights include:

•	Achieved 37% net sales growth to $40.4 million in the third quarter of 2017, compared to $29.6 million in the third quarter of 2016.
•	Realized gross margin of 86% in the third quarter of 2017, compared to 87% in the third quarter of 2016.
•	Reported net income of $1.3 million, or $0.04 per diluted share, in the third quarter of 2017, compared to net income of $1.2 million, or $0.03 per diluted share, in the third quarter of 2016.
•	Reaffirmed 2017 net sales guidance of $155 million to $160 million.

“As the pioneer of Micro-Invasive Glaucoma Surgery, Glaukos continued in the third quarter to establish this new treatment class through global adoption of our iStent® Trabecular Micro-Bypass and next-generation iStent inject® Trabecular Micro-Bypass,” said Thomas Burns, Glaukos president and chief executive officer.  “This initial stage of our development is providing a solid foundation for our future growth and market expansion as we advance our comprehensive pipeline of breakthrough surgical and sustained pharmaceutical systems designed to address the full range of glaucoma disease progression and severity.”

Third Quarter 2017 Financial Results

Net sales rose 37% in the third quarter of 2017  to $40.4 million, compared to $29.6 million in the same period in 2016.  The growth reflected unit volume increases worldwide,  higher average selling prices and expansion of the company’s direct sales operations into new international markets.

Gross margin for the third quarter of 2017 was approximately 86%,  compared to approximately 87% in the same period in 2016.

Operating expenses for the third quarter of 2017 rose 38% to $33.9 million, compared to $24.7 million in the same period in 2016. The year-over-year increase reflected primarily increasing domestic sales, marketing and administrative personnel and expenses and the company’s ongoing investment in, and expansion of, its global infrastructure by adding international sales operations.

Income from operations in the third quarter of 2017 was $0.7 million compared to operating income of $1.0 million in the third quarter of 2016.  Net income in the third quarter of 2017 was $1.3 million, or $0.04 per diluted share, compared to net income of $1.2 million, or $0.03 per diluted share, in the third quarter of 2016.

2017 Revenue Guidance

The company reaffirmed its 2017 net sales guidance of $155 million to $160 million, which implies growth in 2017 net sales of 35% to 40%, compared to 2016 net sales.

Webcast & Conference Call

The company will host a conference call and simultaneous webcast today at 1:30 p.m. PDT (4:30 p.m. EDT) to discuss the results and provide additional information about the company’s financial outlook.  A link to the webcast is available on the company’s website at http://investors.glaukos.com.  To participate in the conference call, please dial 866-393-4306 (U.S.) or 734-385-2616 (international) and enter Conference ID 9095849.  A replay of the webcast will be archived on the company’s website following completion of the call.

About Glaukos

Glaukos (www.glaukos.com) is an ophthalmic medical technology company focused on the development and commercialization of breakthrough products and procedures to transform the treatment of glaucoma, one of the world’s leading causes of blindness.  The company pioneered Micro-Invasive Glaucoma Surgery, or MIGS, to revolutionize the traditional glaucoma treatment and management paradigm.  Glaukos launched the iStent, its first MIGS device, in the United States in July 2012 and is leveraging its platform technology to build a comprehensive and proprietary portfolio of micro-scale injectable therapies designed to address the complete range of glaucoma disease states and progression.  The company believes the iStent, measuring 1.0 mm long and 0.33 mm wide, is the smallest medical device ever approved by the FDA.

Forward-Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements.  Although we believe that we have a reasonable basis for forward-looking statements contained herein, we caution you that they are based on current expectations about future events affecting us and are subject to risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that may cause our actual results to differ materially from those expressed or implied by forward-looking statements in this press release.  These potential risks and uncertainties include, without limitation, uncertainties about our ability to maintain profitability; our dependence on the success and market acceptance of the iStent; our ability to leverage our sales and marketing infrastructure to increase market penetration and acceptance both in the United States and internationally of our products; our dependence on a limited number of third-party suppliers for components of our products; the occurrence of a crippling accident, natural disaster or other disruption at our primary facility, which may materially affect our manufacturing capacity and operations; maintaining adequate coverage or reimbursement by third-party payors for procedures using the iStent or other products in development; our ability to properly train, and gain acceptance and trust from, ophthalmic surgeons in the use of our products; our ability to successfully develop and commercialize additional products; our ability to compete effectively in the highly competitive and rapidly changing medical device industry and against current and future competitors (including MIGS competitors) that are large public companies or divisions of publicly traded companies that have competitive advantages; the timing, effect and expense of navigating different regulatory approval processes as we develop additional products and penetrate foreign markets; the impact of any product liability claims against us and any related litigation; the effect of the extensive and increasing federal and state regulation in the healthcare industry on us and our suppliers; the lengthy and expensive clinical trial process and the uncertainty of outcomes from any particular clinical trial; our ability to protect, and the expense and time-consuming nature of protecting, our intellectual property against third parties and competitors that could develop and commercialize similar or identical products; the impact of any claims against us of infringement or misappropriation of third party intellectual property rights and any related litigation; and the market’s perception of our limited operating history as a public company.  These and other known risks, uncertainties and factors are described in detail under the caption “Risk Factors” and elsewhere in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for 2016 and Quarterly Report on Form 10-Q, which we expect to file on or before November 9, 2017. Our filings with the Securities and Exchange Commission are available in the Investor Section of our website at www.glaukos.com or at www.sec.gov.  In addition, information about the risks and benefits of our products is available on our website at www.glaukos.com.  All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements.  You are cautioned not to place undue reliance on the forward-looking statements in this press release, which speak only as of the date hereof.  We do not undertake any obligation to update, amend or clarify these forward-looking statements whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

GLAUKOS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net sales	$40,412	$29,577	$117,604	$81,225
Cost of sales	5,718	3,886	16,420	11,366
Gross profit	34,694	25,691	101,184	69,859
Operating expenses:
Selling, general and administrative	24,141	16,854	70,297	44,262
In-process research and development	-	-	5,320	-
Research and development	9,805	7,807	28,380	21,824
Total operating expenses	33,946	24,661	103,997	66,086
Income (loss) from operations	748	1,030	(2,813)	3,773
Other income, net:
Interest and other income	658	314	1,892	935
Interest and other expense, net	(28)	(45)	(47)	(223)
Change in fair value of stock warrant liability	-	-	-	43
Total other income, net	630	269	1,845	755
Income (loss) before taxes	1,378	1,299	(968)	4,528
Provision for income taxes	53	140	130	140
Net income (loss)	$1,325	$1,159	$(1,098)	$4,388
Basic net income (loss) per share	$0.04	$0.03	$(0.03)	$0.13
Diluted net income (loss) per share	$0.04	$0.03	$(0.03)	$0.12
Weighted average shares used to compute basic net income (loss) per share	34,472	33,116	34,314	32,691
Weighted average shares used to compute diluted net income (loss) per share	37,654	37,023	34,314	36,259

GLAUKOS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)

	September 30,	December 31,
	2017	2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$19,318	$6,494
Short-term investments	89,494	89,268
Accounts receivable, net	16,948	14,305
Inventory, net	8,966	6,844
Prepaid expenses and other current assets	2,495	3,032
Restricted cash	-	80
Total current assets	137,221	120,023
Property and equipment, net	10,535	7,593
Intangible assets, net	4,088	6,567
Deposits and other assets	767	188
Total assets	$152,611	$134,371

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,558	$2,967
Accrued liabilities	16,157	13,911
Deferred rent	92	60
Total current liabilities	19,807	16,938
Other liabilities	703	159
Total liabilities	20,510	17,097

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000 authorized; no shares issued and outstanding	-	-
Common stock, $0.001 par value; 150,000 authorized; 34,582 and 33,971 shares issued and 34,554 and 33,943 shares outstanding at September 30, 2017 and December 31, 2016, respectively	35	34
Additional paid-in capital	325,701	308,815
Accumulated other comprehensive (loss) income	(314)	648
Accumulated deficit	(193,189)	(192,091)
Less treasury stock (28 shares)	(132)	(132)
Total stockholders’ equity	132,101	117,274
Total liabilities and stockholders’ equity	$152,611	$134,371

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